EXHIBIT 10.1

PROMISSORY NOTE

[ ]	April 1, 2017

FOR VALUE RECEIVED, Maker promises to pay to [Name of Payee], at [Address of Payee] (or at such other place as Payee may hereafter designate in writing), in immediately available funds and in lawful money of the United States of America, the principal sum of [•] ($[•]), together with interest thereon calculated in accordance with the provisions of this note.

1.             Definitions.  As used in this note, terms that are capitalized but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.  In addition, the following terms shall have the respective meanings indicated:

(a)           “Debt” means the indebtedness evidenced by this note.

(b)           “Maker” means Comfort Systems USA, Inc., a Delaware corporation.

(c)           “Maturity Date” means April 1, 2021.

(d)           “Payee” means [Name of Payee].

(e)           “Purchaser Indemnified Persons” means any Maker-related party entitled to indemnification or other payments due under the Purchase Agreement.

(f)            “Purchase Agreement” means that certain Stock Purchase Agreement, dated the date hereof, among Sellers, Sellers’ Representative, the Company and Maker.

2.             Payments of Principal and Interest.

(a)           From the date hereof until the date when the principal amount under this note has been paid in full, interest shall accrue on the unpaid principal amount of this note at the rate of three percent (3%) per annum.  Such interest shall accrue and paid quarterly in arrears on each of March 31, June 30, September 30 and December 31 and shall be compounded annually.  In addition, all accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable at the Maturity Date.  Such interest shall be computed for the actual number of days elapsed in a year consisting of 365 or 366 days, as the case may be.

(b)           The principal of this note shall be due and payable in two equal installments of $[•] each, less any offset pursuant to Section (c) and Section 5 hereunder. The first installment shall be due and payable on the third anniversary of the Closing Date, and the second installment shall be due and payable on the Maturity Date; provided, that on the Maturity Date, the entire unpaid principal balance of this note and all accrued and unpaid interest on the unpaid principal balance of this note shall be finally due and payable.

(c)           In the event that, during any twelve-month period ending prior to the date on which any regularly scheduled payment of principal or interest is due under this Section 2, the Maker is entitled to any monetary payment pursuant to Section 7.5 of the Purchase Agreement, then at Maker’s sole option, Maker may elect to reduce the amount of such scheduled payment due and payable hereunder as described in Section 5 herein.

3.             No Usury Intended; Spreading.  Notwithstanding any provision to the contrary contained in this note, it is expressly provided that in no case or event shall the aggregate of (i) all interest on the unpaid balance of this note, accrued or paid from the date hereof and (ii) the aggregate of any other amounts accrued or paid pursuant to this note, which under applicable laws are or may be deemed to constitute interest upon the indebtedness evidenced by this note from the date hereof, ever exceed the highest lawful amount permissible under the then-applicable usury laws.  In furtherance thereof, none of the terms of this note shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the maximum legal rate.  Maker or other parties now or hereafter becoming liable for payment of the indebtedness evidenced by this note shall never be liable for interest in excess of such maximum legal amount.  If, for any reason whatever, the interest paid or received on this note during its full term produces a rate which exceeds the maximum legal amount, Payee shall credit against the principal of this note (or, if such indebtedness shall have been paid in full, shall refund to the Maker) such portion of said interest as shall be necessary to cause the interest paid on this note to produce a rate equal to the maximum legal rate.  All sums contracted for, charged or received by Payee for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent required to avoid or minimize usury and to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of this note so that the interest rate does not exceed the maximum legal rate.  The provisions of this Paragraph shall control all agreements, whether now or hereafter existing and whether written or oral, between Maker and Payee.

4.             Default and Remedies in Event of Default.  The occurrence of any of the following events shall constitute a default under this note, whereupon the Payee may, at its option, by notice in writing to Maker, declare the principal of this note and accrued interest to the date of such declaration to be due and payable immediately, and upon any such declaration by Payee such amounts shall become immediately due and payable, and may otherwise exercise any or all rights, powers and remedies afforded by law:

(a)           After giving effect to Maker’s rights of offset pursuant to Section 2(c) and Section 5 hereunder, any remaining part of the Debt, including any accrued interest thereon, is not paid when due, whether by lapse of time or acceleration or otherwise, unless such default is fully cured within fifteen (15) calendar days after such due date.

(b)           Any proceeding is instituted by or against the Maker under any present or future bankruptcy or insolvency statutory or similar law and, if involuntary, the same are not stayed or dismissed within ninety (90) days, or the Maker makes an assignment for the benefit of creditors, or a receiver, trustee, conservator or other judicial representative is appointed for the Maker.

All powers and remedies afforded to Payee by this Section 4, shall, to the extent permitted by law, be deemed cumulative and not exclusive of other remedies available to Payee, whether hereunder or by judicial proceedings or otherwise, to enforce the observance or performance of the covenants and agreements contained in this note.  No delay or omission by Payee to exercise any right or power accruing upon any default hereunder shall impair such right or power or shall be construed as a waiver or acquiescence therein.  Every power and remedy given to Payee by this Section 4 or by law may be exercised by Payee from time to time and as often as Payee shall deem expedient.

5.             Offset Rights.  The parties hereto agree and acknowledge that if Payee shall become liable to the Purchaser Indemnified Persons for indemnification under the Purchase Agreement or for any other payments under the Purchase Agreement or otherwise, Maker shall have the right, in addition to its other rights under of the Purchase Agreement, at law or in equity, to withhold and offset any amounts owed to Maker under this note or otherwise until such liability is satisfied in full as set forth in Section 7.5 of the Purchase Agreement.  Any reductions to payments made pursuant to this provision shall be applied first to principal and then to interest, in each case such offsets shall be apportioned pursuant to Payee’s Pro Rata Percentage, as set forth in Schedule 1 to the Purchase Agreement.  Prior to withholding and offsetting any such amount, Maker shall provide Payee with fifteen (15) days prior written notice specifying the nature and any particulars of the events and occurrences that are the basis for such action by Maker.  In the event that Payee disputes its liability for all or any portion of the applicable claim, Maker and Payee shall use reasonable efforts to settle such dispute within the fifteen (15) day notice period.  If the parties are unable to resolve the dispute prior to the fifteenth day after Maker gave notice of its intent to offset, Maker may offset the disputed amount in accordance with this Section 5 and Section 7.5 of the Purchase Agreement, and Payee may pursue all remedies available to it in accordance with the Purchase Agreement.  In the event that a court of competent jurisdiction or an arbitration panel determines that any offset made by Maker pursuant to this Section 5 was impermissible, Maker shall refund the amount improperly offset to Payee together with accrued and unpaid interest thereon at the rate set forth herein.  To the extent the amount offset pursuant to this Section 5 became payable and was withheld in accordance with Section 2(c),  then interest on amounts improperly offset shall accrue at the rate set forth in Section 7.5 of the Purchase Agreement.

6.             Paragraph Headings.  Paragraph headings appearing in this note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this note.

7.             Governing Law.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF GEORGIA AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

8.             Reformation and Severability.  The provisions of this note shall be separable and a determination that any provision of this note is invalid, illegal, unenforceable or void shall not affect the validity, legality or enforceability of any other provision of this note.  In case any provision of this note shall be invalid, illegal, unenforceable or void, it shall, to the extent possible, be modified and/or interpreted in such manner as to be valid, legal and enforceable, but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this note, and in either case, the validity, legality and enforceability of the remaining provisions of this note shall not in any way be affected or impaired thereby.  Any court of competent jurisdiction is authorized and directed by the parties to enforce any otherwise invalid, illegal or unenforceable provision in part, to modify it, to enforce it only to a degree and not fully, or otherwise to enforce that provision only in a manner and to an extent, or for a shorter period of time, that renders the provision valid or enforceable.  The intent of the parties is that this note be enforceable and enforced to the maximum extent possible after excising (or deeming excised) all invalid or unenforceable provisions, whether or not the remaining provisions are grammatically correct.

9.             Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in accordance with Section 9.4 of the Purchase Agreement.

10.          Prepayment.  Maker may at any time pay the full amount or any part of this note without the payment of any premium, penalty or fee.

11.          Assignments. This Note and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Note nor any of the rights, interests and obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Maker may assign its rights under this Note to (i) any Affiliate of Maker, (ii) its lenders as collateral or (iii) to any Person who by purchase, merger or otherwise directly or indirectly acquires all or substantially all of the assets of Maker.

NOTICE PURSUANT TO TEX. BUS. & COMM. CODE §26.02

THIS NOTE CONSTITUTES A WRITTEN LOAN AGREEMENT, WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES WITH RESPECT TO THIS NOTE.

[Signature Page Follows]

Comfort Systems USA, Inc.,
a Delaware corporation

By:	/s/ Trent T. McKenna
Name:	Trent T. McKenna
Title:	Senior Vice President, General Counsel & Secretary